EXHIBIT 99.1

Virginia Banks, Including Hampton Roads Bankshares, Inc., Shine in Sandler O'Neill's 2008 Bank & Thrift Sm-All Stars List

NORFOLK, Va., Sept. 4, 2008 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced that it, along with three other locally-based banks, have been included in Sandler O'Neill's 2008 Sm-All Star class, an elite group of 33 banks and thrifts nationwide.

In their Sm-All Star report, Sandler O'Neill noted that in past years, many Sm-All Stars came from high growth states, with roughly 30% of past members coming from California alone. This year, with the collapse in the real estate market, not a single bank was chosen from that state. Instead, most 2008 members are from East Coast states like New York and Virginia, where the local economies have held up better than in other parts of the country.

To come up with their list of Sm-All Stars, Sandler O'Neill evaluated all 574 publicly traded banks and thrifts with a market cap of less than $2 billion. Their analysis focused on growth, profitability, credit quality and capital strength. By identifying the best of the group or the top 33, Sander O'Neill hopes to provide investors with a narrow list from which to uncover the next set of leading mid-cap banks and thrifts and, most importantly, expose them before they are discovered by the rest of the world.

"The Board and I have repeatedly stated that every action taken by our Company is first considered in terms of whether or not it would be in the best interest of our shareholders. Our approach to business is profit driven, and it is a philosophy that we have maintained since our inception more than twenty years ago. Earning this award from Sandler O'Neill confirms that, at least for us, the way we have always done business is the right way to do business," said Company Vice Chairman, President and Chief Executive Officer Jack W. Gibson.

To earn Sandler O'Neill's Sm-All Star status, the banks and thrifts evaluated need to be at or above the peer median for the following financial variables: growth trends in earnings per share, loans and deposits; profitability measured in terms of return on average equity; asset quality measured in terms of nonperforming assets to loans plus OREO ratio and the net charge-off ratio; reserve to nonperforming assets ratio; and be considered "Well Capitalized" per the Tier 1 risk-based capital ratio. Sandler O'Neill + Partners, LP is a New York-based investment banking and advisory firm that specializes in financial institutions.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through nine banking offices and twenty-two ATMs. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares' common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000